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                                                                    Exhibit 99.1



                    IBASIS RETIRES 85% OF CAPITAL LEASE DEBT

 COMPANY RETIRES $63.8 MILLION OF DEBT AND RELATED FUTURE OBLIGATIONS; ACHIEVES
                       CASH FLOW SAVINGS OF $35.3 MILLION

BURLINGTON, MASS.- AUGUST 5, 2002 - iBasis, Inc., (Nasdaq: IBAS), a leading wholesale provider of international telecommunications services, today announced that it has reduced its capital lease debt and related future commitments with its primary equipment vendor resulting in a savings of $35.3 million, or 55% of its expected cash outflow associated with the vendor debt.

Through the agreement, iBasis paid its vendor $28.5 million in exchange for the elimination of $63.8 million in existing vendor debt and future interest obligations and other fees ($50.8 million in principal, $9.0 million in interest assuming the vendor debt was held to maturity, and $4.0 million in tax obligations).

"This capital lease reduction significantly improves our net cash (cash minus debt) position by $0.49 per share," said Ofer Gneezy, president and CEO of iBasis. "By enabling us to avoid $35.3 million of potential cash out-flow, this agreement greatly enhances our ability to achieve cash flow break-even and profitability, while leaving us sufficient cash to meet our previously stated guidance of EBITDA crossover in Q1 2003 and positive cash flow from operations in Q2 2003."

As required by GENERALLY ACCEPTED ACCOUNTING PRACTICES, the gain from extinguishing this debt will be accounted for as a reduction in the book value of the underlying assets, and as a result will reduce ongoing depreciation by 30% per quarter from prior levels.

Since Q4 2001, iBasis has reduced its existing and future debt, interest, and related tax obligations through capital lease debt reduction and repurchase of its 5.75% Convertible Subordinated Notes by a total of $131.8 million at a cost of $48.6 million, a savings of approximately 63%.

ABOUT IBASIS

Founded in 1996, iBasis (Nasdaq: IBAS) iBasis is one of the 20 largest carriers of international voice traffic in the world. A leading driver of the telecommunications network of the future, the company commands 13% share of all international VoIP traffic. iBasis was named the #1 international wholesale carrier in Atlantic-ACM's 2002 International Wholesale Carrier Report Card. iBasis provides international voice services for many of the largest carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, Concert, Sprint, Telefonica, Telenor, Telstra, and WorldCom. The company's global VoIP infrastructure, The iBasis Network, spans more than 85 on-net countries and is the world's largest international Cisco Powered Network(TM) for Internet Telephony. The company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.


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Assured Quality Routing and iBasis are registered marks, The iBasis Network,
Internet Central Office, Internet Branch Office, and AQR are trademarks of iBasis, Inc. or its subsidiaries. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

EXCEPT FOR HISTORICAL INFORMATION, ALL OF THE EXPECTATIONS, PROJECTIONS AND ASSUMPTIONS CONTAINED IN THE FOREGOING PRESS RELEASE, INCLUDING THOSE RELATING TO THE COMPANY'S CURRENT EXPECTATIONS REGARDING REVENUE GROWTH, SOURCES OF REVENUE, MARGIN IMPROVEMENT AND FUTURE CAPITAL EXPENDITURES CONSTITUTE FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, (I) THE EXTENT OF ADOPTION OF THE COMPANY'S SERVICES AND THE TIMING AND AMOUNT OF REVENUE GENERATED BY THESE SERVICES; (II) FLUCTUATIONS IN THE MARKET FOR AND PRICING OF THESE SERVICES; (III) POTENTIAL INABILITY OF THE COMPANY TO MAINTAIN ITS NASDAQ LISTING; AND (IV) THE OTHER CONSIDERATIONS DESCRIBED AS "RISK FACTORS" IN IBASIS' ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2001, AND THE COMPANY'S OTHER SEC FILINGS. WE HAVE NO CURRENT INTENTION TO UPDATE ANY FORWARD-LOOKING STATEMENTS